Exhibit 99.1

Evolving Systems Announces Leadership Transition

Thomas Thekkethala Named Chief Executive Officer, Succeeding Thad Dupper, Who Will Remain with the Company as Chairman of the Board

Dan Moorhead Promoted to Chief Financial Officer

ENGLEWOOD, Colorado, January 4, 2016 — Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time activation, analytics and marketing for connected mobile devices, today announced that Thomas Thekkethala, President of the Company, has been promoted to Chief Executive Officer. He succeeds Thad Dupper, who will remain with the Company as non-executive Chairman of the Board. In addition, Dan Moorhead, formerly Vice President, Finance and Administration, has been promoted to Chief Financial Officer.

Thekkethala assumes the CEO position after being named President and a Director of Evolving Systems when RateIntegration, Inc., d/b/a/ Sixth Sense Media (SSM), was acquired by Evolving Systems on September 30, 2015. Thekkethala was a founding investor, Chairman and CEO of SSM, a provider of real-time analytics and mobile marketing solutions to wireless carriers around the world, including tier 1 operators in India, Asia, Africa and Europe.

Thad Dupper, Chairman, said, “The acquisition of Sixth Sense Media accelerated Evolving Systems’ entry into the rapidly expanding mobile marketing space — an area that we expect to be an increasingly important contributor to our revenue growth in coming years.  Thomas’ expertise in mobile marketing — in addition to his track record of leading technology growth companies — makes him the right person to take Evolving Systems to the next level.”

Prior to founding SSM, Thekkethala was founder and Managing General Partner of JT Ventures, a technology venture fund where he led investments in Allegro (acquired by Cisco), Fidelia (acquired by NetScout) and Ibrix (acquired by HP).  Thekkethala also co-founded and led telecom software companies SRG Inc. and Consolidated Communications Systems and Services to successful acquisitions.

“We are grateful to Thad for his exceptional stewardship of the Company as CEO since 2007 and we are appreciative of his continued commitment to the business as the leader of our Board of Directors,” said Julian Singer, a member of the Company’s Board of Directors.  “We look forward to working with Thomas as the Company’s CEO.  He is an exceptional leader and technologist, passionate about our mission, with a proven track record of building successful businesses.”

Thekkethala commented, “On behalf of the entire Evolving Systems team, I’d like to thank Thad for his service and commitment to the Company over the years and look forward to his continued leadership of the Board. Mobile carriers have invested significantly in spectrum, network and customer acquisition but have not been able to participate in the rapidly expanding mobile marketing opportunity. I am extremely excited to take on this new role, working with the Evolving Systems leadership team to enable our mobile carrier customer base to generate new revenues across a range of mobile marketing channels.”

The Board of Directors also promoted Dan Moorhead to serve as Chief Financial Officer. Mr. Moorhead is a certified public accountant and has been a member of the Company’s finance team for approximately 11 years. Previously Mr. Moorhead held various management positions at High Country Club, Convergent Communications and the public accounting firm of Malouff and Co.  “Over his long tenure with the Company, Dan has been a key member of the leadership team, managing finance and global operations, M&A and business development,” said David Nicol, Chairman of the Audit Committee. “The Board is pleased to promote him to CFO, working closely with Thomas to grow the business and add shareholder value.”

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to 75 network operators in over 50 countries worldwide. The Company’s portfolio includes market-leading subscriber service, SIM card and mobile broadband activation of connected devices and real time analytics and marketing solutions to monetize mobile network services and consumer behavior. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, India, Malaysia and Romania.  For more information on the Company, please visit www.evolving.com or follow us on Twitter http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the United States’ Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s expansion into the mobile marketing space and the impact of the changes in management are forward-looking statements.  Readers should not place undue reliance on these forward-looking statements, and Evolving Systems may not undertake to update these forward-looking statements. For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the U.S. SEC, as well as subsequently filed Forms 10-Q, 8-K and press releases and the Company’s website.

Contacts

Jay Pfeiffer	Laura Drury
Pfeiffer High Investor Relations, Inc.	Marketing Area Vice President
303-393-7044	303-802-2427
jay@pfeifferhigh.com	laura.drury@evolving.com